EXHIBIT 99.1

Contact:	Damon Elder
Spotlight Marketing Communications
(949) 427-5172 ext. 702
damon@spotlightmarcom.com

Griffin-American Healthcare REIT IV Acquires
Two-Building Medical Office Building Portfolio in Athens, Georgia

ATLANTA, GA (May 24, 2017) – American Healthcare Investors and Griffin Capital Company, LLC, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired the two-building Athens Medical Office Building Portfolio in Athens, Georgia, approximately 70 miles east of Atlanta.

Built in 2007, the approximately 61,000-square-foot Athens Medical Office Building Portfolio is currently 98.5 percent leased to three tenants, with approximately 87 percent of the rentable square footage leased to St. Mary’s Health Care System, Inc., a member of Trinity Health, Inc. Trinity Health is among the largest multi-institutional Catholic health care delivery systems in the nation, with approximately 97,000 full-time employees, 93 hospitals and 120 continuing care locations throughout 22 states. Athens Medical Office Building Portfolio is located within seven miles of both St. Mary’s Hospital and Piedmont Athens Regional Medical Center.

“Athens Medical Office Building Portfolio enjoys an excellent location in the midst of a thriving community near two large hospitals,” said Stefan Oh, executive vice president of acquisitions for American Healthcare Investors and Griffin-American Healthcare REIT IV. “Particularly attractive from our point of view is the significant relationship the portfolio has with St. Mary’s Health Care System, which occupies the vast majority of these medical office buildings. We believe this relationship will continue to provide long-term stability and added value to the property.”

Athens Medical Office Building Portfolio was acquired from Exchange Building 300, LLC and 316, LLC, both unaffiliated third parties represented by Paul Zeman of Bull Realty, Inc. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand and borrowings under its revolving line of credit with Bank of America, N.A. and KeyBank, National Association.

Griffin-American Healthcare REIT IV purchased its first property in June 2016 and has since acquired a portfolio of 16 medical office buildings and senior housing facilities for an aggregate contract purchase price of approximately $229 million.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 29 million-square-foot portfolio valued at approximately $8.4 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of March 31, 2017, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed in excess of $25 billion in aggregate acquisition and disposition transactions, more than $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. Griffin-American Healthcare REIT IV also seeks to provide: portfolio diversification, preservation of capital, monthly distributions and capital appreciation by increasing the value of its properties for its stockholders. Griffin-American Healthcare REIT IV, Inc. believes that it currently qualifies, and intends to elect to be treated, as a real estate investment trust for federal income tax purposes beginning with its taxable year ended December 31, 2016, and it intends to continue to qualify to be taxed as a REIT thereafter. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Company, LLC. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Company, LLC
Griffin Capital Company, LLC (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 22-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 58.8 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 42* million square feet of space, located in 30 states and the United Kingdom, representing approximately $7.8* billion in asset value, based on purchase price, as of March 31, 2017. Additional information about Griffin Capital is available at www.griffincapital.com.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the Athens, Georgia community, tenants and tenant relationships at Athens Medical Office Building Portfolio and the potential stability and value the St. Mary’s Health Care System relationship will add to Athens Medical Office Building Portfolio. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Athens, Georgia; the strength and financial condition of Athens Medical Office Building Portfolio and its tenants; the ongoing tenancy of St. Mary’s Health Care System; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.